NEWS RELEASE

# 43P – October 19, 2005	Contact:	Allan V. Cecil
Vice President
+843-383-7524
allan.cecil@sonoco.com
SONOCO REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS
Hartsville, S.C. – Sonoco (NYSE: SON), the global packaging company, today reported earnings of $.46 per diluted share for the third quarter of 2005, compared with $.41 per diluted share for the same period in 2004, it was announced by Harris E. DeLoach, Jr., chairman, president and chief executive officer.
Earnings for the third quarter of 2005 were negatively impacted by after-tax restructuring costs of $2.5 million ($.02 per diluted share) related to previously announced restructuring actions. In the third quarter of 2004, earnings were negatively impacted by after-tax charges of $1.9 million ($.02 per diluted share) related to restructuring actions and a $3.6 million after-tax charge ($.04 per diluted share) related to the cost of replacing certain executive life insurance benefits. Excluding the impact of restructuring and executive life insurance charges, base earnings totaled $.48 per share for the third quarter of 2005, compared with $.47 per share for the third quarter of 2004. (A reconciliation of base earnings per share to reported earnings per share is provided on page 6 of this news release.)
Net sales for the third quarter of 2005 were $881 million, compared with $811 million for the same period in 2004. The increase in net sales for the third quarter of 2005 was due primarily to higher average prices for rigid paper and plastic containers and easy-open closures; increased volume in packaging services, flexible packaging and wire and cable reels; and the formation of the joint venture between the European engineered carriers and coreboard operations of Sonoco and Ahlstrom Corporation, which was completed during the fourth quarter of 2004.
Net income for the third quarter of 2005 was $45.9 million, compared with $40.9 million for the third quarter of 2004. Excluding the impact of the previously discussed restructuring and executive life insurance charges, base earnings totaled $48.4 million for the third quarter of 2005, compared with $46.4 million for the same period in 2004. (A reconciliation of base earnings to reported net income is provided on page 6 of this press release). “The increase in year-over-year base earnings was primarily due to increased volumes in the Consumer Packaging and Packaging Services segments, and productivity initiatives throughout the Company,” said DeLoach. “Despite year-over-year raw material cost increases, the Company has maintained a positive price/cost relationship in the third quarter and on a year-to-date basis,” added DeLoach.
DeLoach stated that the third quarter 2005 earnings were negatively impacted by weaker demand for engineered carriers and paper in most geographies; higher energy, freight and labor costs; continued difficult business conditions in Europe; and continued, though improved, startup costs associated with Sonoco’s new rigid plastic container plant in Wisconsin.
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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
http://www.sonoco.com

Sonoco Reports 3rd Qtr Financial Results – page 2
DeLoach said that Companywide sales volumes during the third quarter of 2005 were up approximately five percent, including those from Sonoco-Alcore, the European joint venture with Ahlstrom. Excluding volumes from Sonoco-Alcore, third quarter Companywide sales volumes were up approximately two percent, compared with the same period in 2004.
Cash generated from operations for the third quarter of 2005 was $92 million, compared with $83 million for the same period in 2004. Cash generated from operations was used to fund capital expenditures of approximately $32.8 million, to pay dividends of approximately $22.8 million and to reduce debt by approximately $27.6 million.
For the first nine months of 2005, net sales were $2.6 billion, compared with $2.3 billion for the same period in 2004. Net income for the first nine months of 2005 was $123.1 million, compared with $116.2 million in the same period last year. Net income for the first nine months of 2005 was negatively impacted by after-tax restructuring costs of $11.2 million ($.11 per diluted share) related to previously announced restructuring actions. Earnings for the first nine months of 2004 were positively impacted by $9.3 million ($.09 per diluted share) due to the recognition of certain tax benefits. Net income for the first nine months of 2004 was negatively impacted by after-tax restructuring charges of approximately $6.5 million ($.06 per diluted share), after-tax charges of approximately $3.6 million ($.03 per diluted share) related to the establishment of reserves for claims against the Company as a result of a legal judgment, and by a $3.6 million after-tax charge ($.04 per diluted share) related to the cost of replacing certain executive life insurance policies.
Excluding the impact of previously discussed favorable tax adjustments, restructuring and other charges, base earnings totaled $134.3 million for the first nine months of 2005, compared with $120.6 million for the first nine months of 2004. (A reconciliation of base earnings to reported net income is provided on page 6 of this press release.) The increase in base earnings for the first nine months of 2005 was due to the acquisition of CorrFlex Graphics, LLC, as well as reduced costs resulting from ongoing productivity and purchasing initiatives. These increases were partially offset by costs associated with integration of the Sonoco-Alcore joint venture, weaker demand for engineered carriers and paper in most geographies, the national paper strike in Finland, which concluded at the beginning of the third quarter, continued difficult business conditions in Europe, higher energy, freight and labor costs, and startup costs associated with the Company’s new rigid plastic container plant in Wisconsin.
Cash generated from operations for the first nine months of 2005 was $161 million, compared with $137 million for the same period in 2004. Cash generated from operations in the first nine months was used to fund capital expenditures of $92.2 million and to pay dividends of $67.3 million. Cash generated from operations for the first nine months of 2005 included the impact of $11.5 million for funding benefit plans, compared with approximately $16 million in the same period of 2004. The Company will evaluate its pension funding strategy during the fourth quarter to determine if additional contributions will be made during the year.
“Overall, our results for the third quarter were in line with expectations as we continued to see improvement in our businesses serving consumer product customers,” said DeLoach. “We are closely watching general economic trends for any possible negative impact on our markets resulting from higher energy and raw material costs, higher interest rates and reported declines in consumer confidence. Meanwhile, we are aggressively passing through higher energy and raw material costs when possible, and continuing to focus on other margin-enhancing initiatives such as operational efficiency, cost reduction, new product development and on providing consumer product companies with the industry’s largest offering of packaging products and services needed to meet our customers’ packaging supply chain needs,” DeLoach added.
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Sonoco Reports 3rd Qtr Financial Results – page 3
Assuming no significant change in Companywide volumes or in current raw material prices, Sonoco expects fourth quarter 2005 earnings to be in the range of $.44 to $.48 per diluted share, excluding restructuring charges and taxes associated with any repatriated foreign earnings related to the American Jobs Creation Act, which cannot be estimated at this time,” DeLoach added.
Segment Review
Consumer Packaging
The Consumer Packaging segment includes the following products: round and shaped rigid packaging, both composite and plastic; printed flexible packaging; and metal and plastic ends and closures.
Third quarter 2005 sales for the Consumer Packaging segment were $315 million, compared with $291 million for the same period in 2004. Operating profit for this segment was $24.9 million in the third quarter of 2005, compared with $21 million in the third quarter of 2004.
Sales in the Consumer Packaging segment were up year-over-year in the third quarter of 2005, reflecting increased prices in flexible packaging, composite cans, closures and rigid plastic containers, increased volumes in flexible packaging and the favorable impact of foreign exchange translation. Operating profit for the third quarter 2005 increased due to higher volumes and productivity improvements, partially offset by a slightly negative price/cost relationship and rising costs for raw materials, energy, freight and labor.
Engineered Carriers and Paper
The Engineered Carriers and Paper segment includes the following products: high-performance paper and composite engineered carriers; fiber-based construction tubes and forms, paperboard and recovered paper.
Third quarter 2005 sales for the Engineered Carriers and Paper segment were $368 million, compared with $343 million for the same period in 2004. Operating profit for the Engineered Carriers and Paper segment for the third quarter of 2005 was $32 million, compared with $31.2 million in the third quarter of 2004.
Third quarter 2005 sales in this segment were up primarily due to the formation of the Sonoco-Alcore joint venture, higher selling prices of domestic engineered carriers and paperboard and the favorable impact of foreign exchange translation, partially offset by lower volumes in North America. Operating profit in the segment increased slightly year-over-year as productivity improvements and higher selling prices of domestic engineered carriers and paperboard were largely offset by lower volume and higher raw material, energy and freight costs.
Packaging Services
The Packaging Services segment includes the following services: packaging fulfillment, product handling, brand management and supply chain management. This segment also includes the production of folding cartons.
Third quarter 2005 sales for the Packaging Services segment were $115 million, compared with $98 million for the third quarter of 2004. Operating profit for this segment for the third quarter of 2005 was $11.9 million, compared with $8.8 million for the same period in 2004.
Sales for this segment were up year-over-year primarily due to increased volume. Operating profit for this segment increased due to increased volume and productivity improvements.
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Sonoco Reports 3rd Qtr Financial Results – page 4
All Other Sonoco
All Other Sonoco includes the following products: wooden, metal and composite reels for wire and cable packaging; molded plastics; custom-designed protective packaging; adhesives; machinery manufacturing; and specialty packaging.
Third quarter 2005 sales for All Other Sonoco were $83 million, compared with $79 million for the third quarter of 2004. Operating profit for All Other Sonoco was $9.3 million for the third quarter of 2005, compared with $7.5 million for the third quarter of 2004.
Third quarter 2005 net sales in All Other Sonoco increased over the same period in 2004 primarily due to increased volume in wire and cable reels and higher prices in molded plastics, which resulted from the pass through of increased resin costs. Operating profit for All Other Sonoco in the third quarter of 2005 increased primarily because of the increased volume in wire and cable reels along with productivity improvements, partially offset by increased costs for energy and freight.
Corporate
Depreciation and amortization expense for the third quarter of 2005 was $40.6 million, compared with $41.2 million for the same period in 2004. Net interest expense for the third quarter of 2005 increased slightly to $11.9 million, compared with the same period in 2004.
The effective tax rate for the third quarter of 2005 was 30.9 percent, compared with 31.6 percent in the same period in 2004.
About Sonoco
Founded in 1899, Sonoco is a $3.2 billion global manufacturer of industrial and consumer products and provider of packaging services, with more than 300 operations in 35 countries, serving customers in some 85 nations. For more information on the Company, visit our Web site at http://www.sonoco.com.
Investor Conference Call
Sonoco will host its regular quarterly investor conference call to review the Company’s third quarter 2005 financial results today, Wednesday, October 19, 2005, at 2:00 p.m. EDT. The conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com, using a link from the “Latest News” section. A replay will be available through the Investor Information section of the Sonoco Web site http://www.sonoco.com for 12 months after the conference.
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Sonoco Reports 3rd Qtr Financial Results – page 5
Forward-looking Statements and Other Information
Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “anticipate,” “objective,” “goal,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities and financial strategies and the results expected from them, pension plan funding, expected earnings and producing improvements in earnings. Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. Such risks and uncertainties include, without limitation: availability and pricing of raw materials; success of new product development and introduction; ability to maintain or increase productivity levels; international, national and local economic and market conditions; fluctuations in obligations and earnings of pension and postretirement benefit plans; ability to maintain market share; pricing pressures and demand for products; continued strength of our paperboard-based engineered carrier and composite can operations; anticipated results of restructuring activities; resolution of income tax contingencies; ability to successfully integrate newly acquired businesses into the Company’s operations; currency stability and the rate of growth in foreign markets; use of financial instruments to hedge foreign exchange, interest rate and commodity price risk; actions of government agencies; and loss of consumer confidence and economic disruptions resulting from terrorist activities.
Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.
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Sonoco Reports 3rd Qtr Financial Results – page 6
Definition and Reconciliation of Non-GAAP Financial Measures
The following provides definitions of the non-GAAP financial measures contained in this press release together with the most directly comparable financial measures calculated in accordance with GAAP, and a reconciliation of the differences between the non-GAAP financial measures discussed and the most directly comparable financial measures calculated in accordance with GAAP:
Base Earnings Per Share (EPS)
Base EPS is a non-GAAP financial measure of earnings per share, which excludes the impact of restructuring charges and of non-recurring or infrequent and unusual items. The following table sets forth the reconciliation of GAAP Diluted Earnings Per Share to Base Earnings Per Share:

	Three Months Ended
	September 25,	September 26,
(Unaudited)	2005	2004
Diluted Earnings Per Share, as reported (GAAP)	$.46	$.41
Adjusted for:
Restructuring charges, net of tax	.02	.02
Executive life insurance, net of tax		.04

Base Earnings Per Share (Non-GAAP)	$.48	$.47

	Nine Months Ended
	September 25,	September 26,
(Unaudited)	2005	2004
Diluted Earnings Per Share, as reported (GAAP)	$1.23	$1.18
Adjusted for:
Restructuring charges, net of tax	.11	.06
Executive life insurance, net of tax		.04
Legal judgment, net of tax		.03
Recognition of tax benefits		(.09)

Base Earnings Per Share (Non-GAAP)	$1.34	$1.22

Base Earnings
Base Earnings is a non-GAAP financial measure of net income, which excludes the impact of restructuring charges and of non-recurring or infrequent and unusual items. The following table sets forth the reconciliation of GAAP Net Income to Base Earnings ($ in millions):

	Three Months Ended
	September 25,	September 26,
(Unaudited)	2005	2004
Net Income, as reported (GAAP)	$45.9	$40.9
Adjusted for:
Restructuring charges, net of tax	2.5	1.9
Executive life insurance, net of tax	—	3.6

Base Earnings (Non-GAAP)	$48.4	$46.4

	Nine Months Ended
	September 25,	September 26,
(Unaudited)	2005	2004
Net Income, as reported (GAAP)	$123.1	$116.2
Adjusted for:
Restructuring charges, net of tax	11.2	6.5
Executive life insurance, net of tax		3.6
Legal judgment, net of tax		3.6
Recognition of tax benefits		(9.3)

Base Earnings (Non-GAAP)	$134.3	$120.6

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Sonoco Reports 3rd Qtr Financial Results – page 7
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 25,	September 26,	September 25,	September 26,
	2005	2004	2005	2004
Sales	$881,058	$811,117	$2,573,666	$2,270,435
Cost of sales	717,666	657,572	2,101,214	1,852,159
Selling, general and administrative expenses	85,274	85,093	254,929	228,017
Restructuring charges	4,275	1,148	18,460	8,244

Income before interest and taxes	73,843	67,304	199,063	182,015
Interest expense	13,864	12,962	37,509	34,403
Interest income	(1,942)	(1,249)	(5,380)	(3,620)

Income before income taxes	61,921	55,591	166,934	151,232
Provision for income taxes	19,109	17,542	54,589	41,802

Income before equity in earnings of affiliates/ minority interest in subsidiaries	42,812	38,049	112,345	109,430
Equity in earnings of affiliates/minority interest in subsidiaries	3,101	2,891	10,733	6,805

Net income	$45,913	$40,940	$123,078	$116,235

Average shares outstanding — diluted	100,413	99,035	100,260	98,640

Diluted earnings per share	$.46	$.41	$1.23	$1.18

Dividends per common share	$.23	$.22	$.68	$.65

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Sonoco Reports 3rd Qtr Financial Results – page 8
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	September 25,	December 31,
	2005	2004
Assets
Current Assets:
Cash and cash equivalents	$140,579	$117,725
Trade accounts receivables	451,215	390,024
Other receivables	33,344	37,457
Inventories	338,501	315,011
Prepaid expenses and deferred taxes	52,093	61,895

	1,015,732	922,112
Property, plant and equipment, net	962,671	1,007,295
Goodwill	573,094	570,508
Other intangible assets	75,856	88,790
Other assets	463,266	452,614

	$3,090,619	$3,041,319

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$549,198	$530,197
Notes payable and current portion of long-term debt	107,749	93,754
Accrued taxes	5,077	15,935

	662,024	639,886
Long-term debt	789,751	813,207
Pension and other postretirement benefits	147,518	148,214
Deferred income taxes and other	254,947	287,133
Shareholders’ equity	1,236,379	1,152,879

	$3,090,619	$3,041,319

Prior year data has been reclassified to conform to the current year presentation.
FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 25,	September 26,	September 25,	September 26,
	2005	2004	2005	2004
Net Sales
Consumer Packaging	$315,140	$291,302	$904,364	$820,451
Engineered Carriers and Paper	368,358	343,218	1,089,439	999,098
Packaging Services	114,976	97,645	331,353	221,021
All Other Sonoco	82,584	78,952	248,510	229,865

Consolidated	$881,058	$811,117	$2,573,666	$2,270,435

Income Before Income Taxes:
Consumer Packaging – Operating Profit	$24,935	$20,987	$71,808	$58,489
Engineered Carriers and Paper – Operating Profit	32,043	31,211	83,800	88,818
Packaging Services – Operating Profit	11,856	8,763	33,193	19,363
All Other Sonoco – Operating Profit	9,284	7,491	28,722	23,589
Restructuring charges	(4,275)	(1,148)	(18,460)	(8,244)
Interest, net	(11,922)	(11,713)	(32,129)	(30,783)

Consolidated	$61,921	$55,591	$166,934	$151,232